Exhibit 99.2

For Immediate Release

Sharing Economy International Extends Exclusivity Period under Agreement with ECrent for Sharing Economy Platform Development and the Formation of Special Committee

Hong Kong – January 23, 2018 – Sharing Economy International, Inc. (“SEII” or “the Company”) (NASDAQ: SEII) today announced that it has entered into Amendment No. 2 to the Exclusivity Agreement with ECrent Capital Holdings Limited (“ECrent”), a private company incorporated in British Virgin Islands focusing on developing and operating of a global sharing and rental platform to promote sharing economy across 30 countries and regions (the “Amendment”), which amends the Exclusivity Agreement dated June 11, 2017 by and between the Company and ECrent (the “Exclusivity Agreement”).

Following changes to the Board of Directors in December 2017, the Company also announced the formation of a new special committee consisting of independent directors, to evaluate and negotiate on behalf of the Company for the potential acquisition and/or business cooperation transaction(s) with ECrent. The special committee is also expected to engage independent financial and other advisors in connection with such potential transactions.

“We continue to negotiate and are working hard to move forward with technology and business planning with ECrent,” said Parkson Yip, COO of SEII. “ECrent is a sharing and rental platform covering 30 active regions, with monthly visitors over 15 million, and over 600,000 items and services being actively shared. Combining our latest group technological directions in applying blockchain, artificial intelligence and big data into sharing economy applications, we believe ECrent can effectively position us as a strategic sharing information platform that links different vertical platforms and businesses in our sharing economy ecosystem strategy. After our negotiations and discussions with ECrent for the past 6 months, we look forward to entering into a final acquisition and/or cooperation agreement very soon.”

There can be no assurances that the parties may enter into any agreement to do a transaction, and even if an agreement is entered into, there can be no assurances that such transaction will be consummated.

About Sharing Economy International Inc.

Sharing Economy International Inc., through its affiliated companies, designs, manufactures and distributes a line of proprietary high and low temperature dyeing and finishing machinery to the textile industry.  The Company's latest business initiatives are focused on targeting the technology and global sharing economy markets, by developing online platforms and rental business partnerships that will drive the global development of sharing through economical rental business models. Moreover, the Company will actively pursue blockchain technology in its existing and to-be-acquired business, enabling the general public to realize the beauty of resource sharing.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies and certain potential transactions that they may enter into. These forward looking statements are often identified by the use of forward looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K for the year ended December 31, 2016 and in our Form 10-Q for the quarter ended September 30, 2017. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Company Contacts:

Sharing Economy International Inc.

Parkson Yip, COO

Email: parkson.yip@seii.com

+852-31060372

Joseph Chow, Director of Investor Relations

Email: ir@seii.com

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